Exhibit 10.3

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF

GREENSKY HOLDINGS, LLC

Dated as of May 23, 2018

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “FEDERAL ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION UNDER THE FEDERAL ACT AND VARIOUS APPLICABLE STATE SECURITIES ACTS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND IN A TRANSACTION WHICH IS EITHER EXEMPT FROM REGISTRATION UNDER SUCH ACTS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACTS.

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SECOND AMENDED AND RESTATED
OPERATING AGREEMENT OF

GREENSKY HOLDINGS, LLC

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) is made and entered into as of May 23, 2018, by and among all of the Members of GreenSky Holdings, LLC, a Georgia limited liability company (the “Company”). This Agreement supersedes any and all previous operating agreements of the Company.

BACKGROUND

This Second Amended Operating Agreement is being executed in order to facilitate an initial public offering by GreenSky, Inc., a Delaware corporation (“GreenSky”). As part of this process, the Members of GSLLC are contributing their membership interests in the Company in exchange for the number of Common Units in the Company specified on Exhibit B hereto. It is the intent of the Company and the Members that, for U.S. federal income tax purposes, this contribution constitutes a continuation of the Company as a partnership in accordance with Section 708(a) of the Code.

AGREEMENT

IN CONSIDERATION OF the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
GENERAL PROVISIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth on Exhibit A attached hereto and made a part hereof.

Section 1.2 Formation. The parties hereby acknowledge that (a) the Company was formed pursuant to the Act by the filing of Articles of Organization with the Secretary of State of Georgia on July 25, 2017, and (b) the Company and, if required, each of the Members, shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Georgia and as may be necessary in order to protect the liability of the Members as members under the laws of the State of Georgia.

Section 1.3 Name. The Company shall operate under the name of “GreenSky Holdings, LLC” or under such other name as the Manager shall, from time to time, determine.

Section 1.4 Purpose. The Company shall engage in the business (the “Business”) of owning and operating GreenSky, LLC, a Georgia limited liability company, and, through it, providing financial services, and the Company may, in connection therewith, engage in such other activities and businesses related, directly or indirectly, thereto as the Manager shall determine. The Company shall have all powers necessary and appropriate to carry out the foregoing purpose, which powers shall be exercised by the Manager on the terms and conditions hereinafter set forth.

Section 1.5 Term. The term of the Company shall continue until dissolved pursuant to the terms of this Agreement or the Act.

Section 1.6 Principal Place of Business. The principal place of business of the Company shall be at such location as the Manager shall, from time to time, determine.

Section 1.7 Registered Office and Registered Agent. The registered agent for service of process and the registered office of the Company shall be National Registered Agents, Inc., 289 S. Culver St., Lawrenceville, Georgia 30046. The registered office and registered agent may be changed from time to time as the Manager deem advisable by filing the address of the new registered office and/or the name of the new registered agent as required by the Act.

ARTICLE II
RIGHTS AND DUTIES OF MEMBERS

Section 2.1 Members. The Members of the Company and their respective Common Units and Company Percentages, reflecting the purchases through the date of this Agreement, are set forth on Exhibit B hereto. The Manager shall amend Exhibit B from time-to-time to reflect changes in such information.

Section 2.2 Reorganization. In order to affect the Reorganization, immediately prior to the “effective time” of the Reorganization, the outstanding Class A Units, Class B Units, Class C Units and Profits Interests of the Company shall be contributed to the Company and the Common Units set forth next to each Member on Exhibit B shall be issued in lieu thereof.

Section 2.3 Revaluation. The parties hereto acknowledge and agree that the IPO of GreenSky and the related transactions will result in “revaluation of partnership property” and corresponding adjustments to Capital Account balances as described in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

Section 2.4 Number of Votes.

(a) Subject to the Regulatory Voting Restriction, each Member holding Common Units shall be entitled to vote on any matter submitted to a vote of the Members pursuant to the terms of this Agreement and as provided under the Act. Each Common Unit held by a Member shall carry one (1) vote.

(b) Any references in this Agreement to a majority or other proportion of units, including with respect to the percentage of units required to approve a matter, shall refer to such majority or other proportion of the voting power of such units, stock or shares, based on the votes that the holders of such outstanding units (including Common Units subject to the Regulatory Voting Restriction) are entitled to cast as of the record date for voting on (or taking action by consent with respect to) such matter.

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(c) Holders of Incentive Units shall not be entitled to any voting rights.

Section 2.5 Regulatory Voting Restriction. Notwithstanding the stated or statutory voting rights, in no event shall a Regulated Holder be entitled to cast a number of votes representing more than 4.99% of the voting power of all Units entitled to vote on any matter (including matters with respect to which such holders are entitled or required to provide their approval or consent) (such voting rights to be allocated pro rata among the Regulated Holder based on the number of Common Units held by each such holder); provided, however, that the Regulatory Voting Restriction shall not apply to matters described in Section 14.3 hereof or as otherwise provided expressly herein. The restrictions described in this Section 2.5 are referred to herein as the “Regulatory Voting Restriction.”

Section 2.6 Governance Rights of Members. Only such matters as require Member appraisal pursuant to the Act or as may otherwise be specified herein, shall require the vote of the Members, and in any such event it shall require the vote of Members representing a majority of the Common Units (subject to the Regulatory Voting Restriction) or such other group of members as may be specified herein.

Section 2.7 General. Subject to the foregoing, the Members hereby delegate management of the Company to the Manager on the terms and conditions of ARTICLE III hereof.

Section 2.8 Liability of Members. No Member shall be liable as such for the liabilities, debts or obligations of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities, debts or obligations of the Company.

Section 2.9 Meetings of Members and Notice/Action by Written Consent. Meetings of the Members shall be held at such times and upon such terms and conditions as the Manager shall from time to time determine. Any actions required or permitted by this Agreement to be taken by the Members may be taken without a meeting if the action is approved, in a written consent of the Members entitled to vote on such action, by Members holding not less than the minimum number of Units that would be necessary to authorize such action in accordance with the provisions of this Agreement; provided, however, that a copy of any written consent must be sent to all Members as so as practical after the taking of such action by written consent and filed with the records of the Company.

Section 2.10 Power to Bind the Company. No Member (acting solely in its capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action, which resolution is duly adopted by the Manager.

ARTICLE III
MANAGEMENT

Section 3.1 Management; Responsibility.

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(a) The Manager shall have all the rights and powers to manage and direct the affairs of the Company, subject to the provisions of the Act and any limitations in the Company’s Articles of Organization and this Agreement as to actions required to be authorized or approved by the Members. Without prejudice to such general powers, but subject to the same limitations, the Manager shall have the following powers: (1) to determine the overarching strategy and direct the overall business of the Company; (2) to determine the compensation of the Manager and officers of the company (including officers employed by Affiliates of the Company); (3) to determine the budget; (4) to establish overall policies and mandate procedures for the conduct, promotion or attainment of the business, purposes or activities of the Company; (5) to oversee the day-to-day business and affairs of the Company and to make such rules and regulations therefor not inconsistent with law or with the Company’s Articles of Organization or with this Agreement, as the Manager shall deem to be in the best interests of the Company; (6) to appoint and remove at the Manager’s pleasure the officers, agents, employees and consultants of the Company (including officers employed by Affiliates of the Company), and prescribe their duties; (7) to borrow money and incur indebtedness for the purposes of the Company and to cause to be executed and delivered therefor, in the Company’s name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefor; (8) to acquire real and personal property, arrange financing and enter into contracts; (9) subject to Section 6.2, to determine the amount and timing of any distributions to the Members; and (10) to make all other arrangements and do all things which are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company. It is the intent of the parties hereto that the Manager shall be deemed to be a “manager” of the Company (as defined in Section 14-11-101(15) of the Act) for all purposes under the Act.

(b) Notwithstanding any other provision of this Agreement (but subject to the last sentence of this Section 3.1(b) and ARTICLE XII of this Agreement), none of the Members or any of their respective Affiliates, members, equity holders, partners, employees, agents, portfolio companies, representatives or other related persons (each, a “Related Person”), shall be liable to the Company or any other Member or person for any breach of any implied duty of loyalty or due care or any other fiduciary duty, other than as a result of any acts or omissions not committed in good faith or that involve intentional misconduct. To the extent that, at law or in equity, any Related Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to another Member or the Manager, (i) the Related Person acting under this Agreement shall not be liable to the Company or to any such other Member or the Manager (if applicable) to the extent such Related Person acted in good faith absent intentional misconduct and in accordance with the provisions of this Agreement and (ii) the Related Person’s duties and liabilities are hereby restricted by and subject in all respects to the provisions of this Agreement. Notwithstanding anything contained herein, the provisions of this Section 3.1(b) shall not apply to any Member or Manager in his capacity as a Manager or an executive officer or employee of the Company.

(c) Notwithstanding anything herein or at law or in equity to the contrary, to the fullest extent permitted by law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, or any of their respective Related Persons or Affiliates who is not an employee, consultant or service provider of the Company or its subsidiaries (an “Exempted Person”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time

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presented to any Exempted Person. No Exempted Person who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Exempted Person shall not be liable to the Company or to the Members for breach of any fiduciary or other duty by reason of the fact that such Exempted Person pursues or acquires such opportunity, or directs such opportunity to another Person or does not communicate such opportunity or information to the Company. No amendment or repeal of this Section 3.1(c) shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any opportunities of which any such Exempted Person becomes aware prior to such amendment or repeal. For the avoidance of doubt, the provisions of this Section 3.1(c) shall have independent effect with respect to, and shall not be construed as being in lieu of or otherwise limiting, any separate obligations of any Person under any existing agreement between such Person and the Company and/or its subsidiaries, including any agreement related to any noncompetition, nonsolicitation, confidentiality or other restrictions on the activities or operations of such Person.

Section 3.2 Sole Manager. GreenSky shall be the sole Manager of the Company.

Section 3.3 No Resignation. GreenSky may not resign as the Manager of the Company.

Section 3.4 Removal. The Courts of the State of Delaware may remove the Manager for “Cause” at any time upon request of Members holding a majority of the Common Units. For purposes of this provision, “Cause” shall mean:

(a) the continuing failure or refusal of the Manager to perform those material duties that he is required to perform in furtherance of the business of the Company after his receipt of a detailed notice setting forth such failures and a reasonable time period to cure;

(b) the Manager engaging in an activity that is intentionally injurious to the Company;

(c) the Manager committing a fraud against the Company or using or appropriating for personal use or benefit funds or property of the Company when not authorized to do so; or

(d) the Manager committing an act of gross negligence or willful misconduct regarding the business of the Company.

Section 3.5 Vacancies. Any vacancy occurring for any reason in the position of Manager of the Company may be filled by the affirmative vote of holders of a majority of the Common Units (subject to the Regulatory Voting Restriction). A Manager elected to replace GreenSky (or a successor to such Manager) shall hold office until his earlier resignation or removal.

Section 3.6 Delegation of Authority. The Manager may delegate to one or more employees of the Company, each of whom will serve at the pleasure of the Manager, the authority to carry out the Company’s day-to-day business activities (each of whom in such capacity may be referred to individually in this Agreement as an “officer” and collectively as

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“officers”). Any authority delegated by the Manager under this section is subject to the limitations contained in this Agreement, nonwaivable provisions of applicable law and the specific authorization given by the Manager; provided, however, that any authorization may be amended, modified, or revoked by a vote of the Manager at any time. For convenience of reference, the Manager may designate officers of the Company including a Chairperson, Chief Executive Officer, President, Vice President, Secretary, or Treasurer. Such officers shall have the duties assigned by the Manager.

Section 3.7 Written Action of Manager. The Manager shall not be required to hold meetings and may take actions in writing.

Section 3.8 Liability of Manager. The Manager shall not be liable as such for the liabilities, debts or obligations of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Manager for liabilities, debts or obligations of the Company.

Section 3.9 Conflict of Interest Transactions. Anything in this Agreement to the contrary notwithstanding, no Member shall be prohibited from dealing, on commercially reasonable terms, with any person or entity deemed to be an Affiliate of any Member.

Section 3.10 Devotion of Time to Company. Affiliates of the Manager may engage in any other business or non-business activity, whether or not similar to the Business of the Company, and neither the Company nor any Member shall have any right to any earnings, profits or other interest or rights with respect to such other activities.

Section 3.11 Compensation to Manager. The Manager may receive reasonable compensation at its discretion. The Manager shall be reimbursed for all reasonable costs and expenses incurred by it on behalf of the Company in accordance with the Company’s customary reimbursement policies.

Section 3.12 Limitations on Authority of Manager. The Manager shall have no authority to:

(a) do any act in contravention of this Agreement;

(b) do any act on behalf of the Company that would make it impossible to carry on the ordinary business of the Company;

(c) confess a judgment against the Company; or

(d) possess Company property, or assign the rights in specific Company property, other than for a Company purpose.

ARTICLE IV
CONTRIBUTIONS/CAPITAL ACCOUNTS/LOANS/TAX BASIS

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Section 4.1 Units Held by Members. Immediately after the Reorganization, the Members hold the number of Common Units set forth on Exhibit B attached hereto.

Section 4.2 Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions without the consent of such Member.

Section 4.3 Capital Accounts; Voluntary Withdrawals. A Capital Account shall be maintained for each Member in accordance with the Code and the Regulations. Except as specifically permitted pursuant to this Agreement, no Member shall have the right to withdraw from the Company or make demand for withdrawal of any part of such Member’s Capital Account.

Section 4.4 Loans. If the Company borrows funds from, or loans funds to, any Member, a loan account shall be established and maintained for such lending Member or, as the case maybe, for the Company. Subject to applicable provisions of the Code, the borrower shall pay interest at a rate acceptable to the lender.

Section 4.5 Interest. No interest shall be paid by the Company with respect to any Capital Contributions or Capital Account balances.

Section 4.6 Allocation of Liabilities. For purposes of determining the income tax basis of each Member’s interest in the Company, the liabilities of the Company, if any, shall be allocated among the Members pursuant to Section 752 of the Code and the Regulations promulgated thereunder.

ARTICLE V
ALLOCATIONS

Net Profits and Net Losses and other items of Company income, gain, credit, loss and deduction shall be allocated each Company Year among the Members as follows:

Section 5.1 Net Profits and Net Losses.

(a) Except as otherwise provided in this Agreement, Net Profits and Net Losses (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated to the Members pro rata in proportion to their respective Company Percentages.

(b) Notwithstanding the other provisions of Section 5.1, to the extent any Net Losses allocated to a Member under Section 5.1 would cause such Member (hereafter, a “Restricted Member”) to have a Capital Account deficit (or cause an increase in such Capital Account deficit) as of the end of the Company Year to which such Net Losses relate, such Net Losses shall not be allocated to such Restricted Member and instead shall be allocated to the other Members (the “Permitted Members”), in proportion to, and to the maximum extent that, the amounts in which such Net Losses may be allocated to the Permitted Members without causing any of the Permitted Members to have a Capital Account deficit.

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Section 5.2 Regulatory Allocations. The provisions set forth in Exhibit C are intended to conform with the Code and Regulations and shall be interpreted in accordance therewith. Further, the Manager shall be permitted to adjust allocations of Net Profits, Net Losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Company to give economic effect to the provisions of Section 6.1, Section 10.4 and the other relevant provisions of this Agreement.

Section 5.3 Tax Allocations. For Federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under Section 5.1 and Section 5.2, except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with the “traditional method” set forth in Regulations Section 1.704-3(b).

Section 5.4 Tax Consequences. The Members acknowledge that they are aware of the income tax consequences of the allocations made by this ARTICLE V and Exhibit C and shall be bound by the provisions of this ARTICLE V and Exhibit C in reporting their portion of Company income and loss for Federal income tax purposes.

ARTICLE VI
DISTRIBUTIONS

Section 6.1 Distributions. Distributions to the Members of Distributable Cash may be made when, as and if declared by the Manager pursuant to Section 3.1, and such distributions to the Members shall be made pro rata in proportion to their respective Company Percentages.

Section 6.2 Tax Distributions.

(a) Subject to the Act, the other provisions of this Agreement, applicable law, and contractual limitations applicable to the Company, as subject to the availabilities of Distributable Cash, the Company shall make a ratable distribution among the Members, in accordance with their respective Company Percentages, of an aggregate amount in cash sufficient to allow each Member to pay the amount by which (i) the product of (A) a Member’s allocable share of net taxable income of the Company for the Company Year or other relevant period, and (B) the Tax Rate, exceeds (ii) the sum of the amounts distributed in cash to such Member pursuant to Section 6.1. If there are not sufficient funds on hand to distribute the full amount otherwise required to be distributed pursuant to this Section 6.2(a) such distribution shall be made to the extent of the available funds ratably among the Members in proportion to each Member’s respective Company Percentage and the Company shall make future distributions as soon as funds become available to pay the remaining portion of such distribution ratably among the Members in accordance with their respective Company Percentage.

(b) In computing taxable income or losses for the purposes of determining the amount of distributions pursuant to this Section 6.2, items of income, gain, loss and deduction shall be determined without regard to any adjustments pursuant to Section 743, Section 734, or Section 704(c) of the Code. In the event that the amount of the distributions made pursuant to this Section 6.2 is less than the aggregate excess tax liability of the Members described in the

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first sentence of Section 6.2(a), any distributions made pursuant to this Section 6.2 shall be made to all the Members in proportion to their respective shares of the excess tax liability. The amounts distributable pursuant to this Section 6.2 shall be calculated and distributed at the following times: (i) quarterly, on an estimated basis, with respect to the portion of the Company Year through the end of such quarterly period, at least 10 days prior to the date on which U.S. federal corporate estimated tax payments are due and (ii) with respect to each Company Year, at the end of such Company Year.

Section 6.3 Amounts Withheld.

(a) Withholding for Taxes. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this ARTICLE VI for all purposes under this Agreement. The Manager is authorized to withhold from payments and distributions, or with respect to allocations, to the Members and to pay over to any Federal, state or local government any amounts required to be so withheld and paid over pursuant to the Code or any other applicable law or regulation, and such amounts shall be allocated to the Member with respect to which such amount was withheld. Each Member and former Member shall, to the fullest extent permitted by law, indemnify and hold harmless the Company, the Manager and each other Person who is or who is deemed to be the responsible withholding agent or paying agent for United States federal, state or local or non-U.S. income tax purposes against all claims, liabilities and expenses relating to the Company’s, the Manager’s or such other Person’s obligation to withhold and to pay over, or otherwise to pay, any withholding or other taxes payable by the Company, the Manager or any of their Affiliates with respect to such Member or former Member based on such Member’s or former Member’s status or as a result of such Member’s or former Member’s ownership of Units, Transfer of Units (including by Exchange) or participation in the Company, as determined and apportioned in the good faith and reasonable discretion of the Manager.

(b) Withholding for an Adjustment Liability. In the event the Company becomes liable for an adjustment in respect of the distributive share of a Member (or a former Member) under Section 6225 of the Code as applicable under the Partnership Audit Provisions (such liability, as reasonably determined by the Partnership Representative, the “Adjustment Liability”), the Company is hereby authorized and directed by each Member to withhold from the distributions or other amounts payable to such Member in the amount of the Adjustment Liability and to remit such amount to the Internal Revenue Service or as may otherwise be required. The amount of the remitted Adjustment Liability shall be treated for all purposes of the Agreement as having been distributed or paid to the Member (or former Member) in question. If the Partnership Representative determines at any time that the Adjustment Liability with respect to a particular Member (or former Member) exceeds the amount of distributions or other amounts payable to such Member (or former Member) at such time (an “Adjustment Liability Shortfall”), the Member (or former Member) in question shall as soon as practicable after receiving written notice from the Partnership Representative of the amount of such Adjustment Liability Shortfall make a cash contribution to the Company equal to the amount of such Adjustment Liability Shortfall, which the Company shall use to effectuate the remittance. The amount of the Adjustment Liability Shortfall so contributed shall not be treated as a Capital Contribution for purposes of the Agreement and the associated remittance to the taxing authority

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shall not be treated as a distribution for purposes of the Agreement. The obligations of each Member (or former Member) under this Section 6.3(b) shall remain binding for as long as is necessary to resolve the income tax matters relating the Company and for Members and former Members to satisfy their payment obligations. Additionally, the obligations of each Member (or former Member) under this Section 6.3(b) shall survive the transfer or redemption by such Member of its Units and the termination of this Agreement or the dissolution of the Company and shall apply jointly and severally to such Member and former Member and direct or indirect transferees or successors to such Member or former Member’s interests.

ARTICLE VII
ISSUANCE OF ADDITIONAL UNITS

Section 7.1 Units. Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the “effective time” of the Reorganization, the Units will be comprised of a single class of Common Units. To the extent required pursuant to Section 7.2, the Manager may create one or more classes or series of Common Units or preferred Units solely to the extent they are in the aggregate substantially equivalent to a class of common stock of GreenSky or class or series of preferred stock of GreenSky; provided that as long as there are any Members of the Company (other than GreenSky), then no such new class or series of Units may deprive such Members of, or dilute or reduce, the pro rata share of all interests they would have received or to which they would have been entitled if such new class or series of Units had not been created except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Market Price in an aggregate amount, equal to the pro rata share allocated to such new class or series of Units and the number thereof issued by the Company.

Section 7.2 Authorization and Issuance of Additional Units.

(a) The Company shall undertake all actions, including, without limitation, a reclassification, distribution, division or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by GreenSky and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) unvested shares of Class A Stock issued pursuant to Incentive Plans, (ii) treasury stock or (iii) preferred stock or other debt or equity securities (including without limitation warrants, options or rights) issued by GreenSky that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by GreenSky to the equity capital of the Company). In the event GreenSky issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the Manager shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned by GreenSky will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. In the event GreenSky issues, transfers or delivers from treasury stock or repurchases or redeems GreenSky’s preferred stock in a transaction not contemplated in this Agreement, the Manager shall have the authority to take all actions such that, after giving effect to all such issuances,

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transfers, deliveries, repurchases or redemptions, GreenSky holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company that (in the good faith determination by the Manager) are in the aggregate substantially equivalent to the outstanding preferred stock of GreenSky so issued, transferred, delivered, repurchased or redeemed. The Company shall not undertake any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units that is not accompanied by an identical subdivision or combination of Class A Common Stock to maintain at all times a one-to-one ratio between the number of Common Units owned by GreenSky and the number of outstanding shares of Class A Common Stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by GreenSky and the number of outstanding shares of Class A Common Stock as contemplated by the first sentence of this Section 7.2. Simultaneously with any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units, GreenSky shall implement a comparable adjustment to the Class B Common Stock so as to maintain at all times a one-to-one ratio between the number of Common Units owned by Members other than GreenSky and the number of outstanding shares of Class B Common Stock.

(b) The Company shall be permitted to issue additional Units or other equity securities in the Company only to the Persons and on the terms and conditions provided for in, this Section 7.2. Subject to the foregoing, the Manager may cause the Company to issue additional Common Units authorized under this Agreement at such times and upon such terms as the Manager shall determine, and the Manager shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 7.5 without the requirement of any consent or acknowledgement of any other Member.

(c) Notwithstanding anything to the contrary in this Section 7.2, in the event that (i) GreenSky repurchases Class A Common Stock using cash on the balance sheet of GreenSky, which cash was not received pursuant to a redemption by the Company of an equivalent number of Common Units, or (ii) GreenSky purchases Common Units, which purchase was funded by cash on the balance sheet of GreenSky, which cash was not received by GreenSky in a public offering of an equivalent number of shares of Class A Common Stock nor in a redemption by the Company of Common Units, then, in each such case, the requirement to maintain a one-to-one ratio shall not apply. In any such case, appropriate adjustments to the Exchange Rate shall be made pursuant to Section 2.3 of the Exchange Agreement.

Section 7.3 GreenSky Incentive Plans.

(a) Options Granted to Persons other than LLC Employees. If at any time or from time to time, in connection with any Incentive Plan, a stock option granted over shares of Class A Common Stock to a Person other than an LLC Employee is duly exercised:

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(i) GreenSky shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to GreenSky by such exercising Person in connection with the exercise of such stock option.

(ii) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 7.3(a)(i), GreenSky shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Market Price of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by GreenSky in connection with the exercise of such stock option.

(iii) GreenSky shall receive in exchange for such Capital Contributions (as deemed made under Section 7.3(a)(ii)), a corresponding number of Units of a class correlative to the class of equity securities for which such stock options were granted.

(b) Options Granted to LLC Employees. If at any time or from time to time, in connection with any Incentive Plan, a stock option granted over shares of Class A Common Stock to an LLC Employee is duly exercised:

(i) GreenSky shall sell to the optionee, and the optionee shall purchase from GreenSky, for a cash price per share equal to the Market Price of a share of Class A Common Stock at the time of the exercise, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the optionee in connection with the exercise of such stock option divided by (y) the Market Price of a share of Class A Common Stock at the time of such exercise.

(ii) GreenSky shall sell to the Company (or if the optionee is an employee of, or other service provider to, a Subsidiary, GreenSky shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from GreenSky, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such stock option is being exercised over (y) the number of shares of Class A Common Stock sold pursuant to Section 7.3(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Market Price of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Company shall transfer to the optionee (or if the optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Employee and as additional compensation to such LLC Employee, the number of shares of Class A Common Stock described in Section 7.3(b)(ii).

(iv) GreenSky shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the GreenSky connection with the exercise of such stock option. GreenSky shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

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(c) Restricted Stock Granted to LLC Employees. If at any time or from time to time, in connection with any Incentive Plan any shares of Class A Common Stock (other than shares of Class A Common Stock issued upon exercise of a stock option) are issued to an LLC Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Employee terminates his or her employment with the Company or any Subsidiary) in consideration for services performed for the Company or any Subsidiary:

(i) GreenSky shall issue such number of shares of Class A Common Stock as are to be issued to such LLC Employee in accordance with the Incentive Plan;

(ii) On the date (such date, the “Vesting Date”) that the Market Price of such shares is includible in taxable income of such LLC Employee, the following events will be deemed to have occurred: (a) GreenSky shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Market Price of such shares of Class A Common Stock, (b) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC Employee, (c) GreenSky shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (d) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; and

(iii) The Company shall issue to GreenSky on the Vesting Date a number of Units equal to the number of shares of Class A Common Stock issued under Section 7.3(c)(i) in consideration for a Capital Contribution in cash in an amount equal to the product of (x) the number of such newly issued Units multiplied by (y) the Market Price of a share of Class A Common Stock.

(d) Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain GreenSky from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of GreenSky, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by GreenSky, amendments to this Section 7.3 may become necessary or advisable and that any approval or consent to any such amendments requested by GreenSky shall be deemed granted by the Manager without the requirement of any further consent or acknowledgement of any other Member.

(e) Anti-dilution Adjustments. For all purposes of this Section 7.3, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Incentive Plan and applicable award or grant documentation, and taking into account the cash, if any, on the balance sheet of GreenSky at such time.

Section 7.4 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this ARTICLE VII, all amounts

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received or deemed received by GreenSky in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by GreenSky to effect open market purchases of shares of Class A Common Stock, or (b) if GreenSky elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by GreenSky to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to GreenSky a number of Common Units equal to the number of new shares of Class A Common Stock so issued (adjusted appropriately to take into account the cash, if any, on the balance sheet of GreenSky at such time).

Section 7.5 Repurchase or Redemption of shares of Class A Common Stock. If, at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by GreenSky for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to, if and to the extent that the cash used by GreenSky to redeem shares of Class A Common Stock is cash from the Company, redeem a corresponding number of Common Units held by GreenSky, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by GreenSky (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by GreenSky.

Section 7.6 Incentive Units. Pursuant to the terms of one or more Incentive Plans approved by the Manager, the Manager may provide for the issuance of Incentive Units in order to provide equity incentive compensation to executives and other service providers of the Company and its Affiliates, with such terms, conditions, rights and obligations, including vesting, forfeiture and repurchase and the Manager’s ability to reissue Incentive Units that cease to be outstanding as a result of forfeitures or repurchases, as may be determined by the Manager and as set forth herein, in the Incentive Plan, and in the related Incentive Unit Agreements pursuant to which any such Incentive Unit may be awarded.

ARTICLE VIII
TRANSFER OF COMMON UNITS

Section 8.1 Restrictions on Members. Except as expressly permitted in this Agreement, or as consented to by the Manager, no Member shall directly or indirectly (including through the sale of the Member by its parent entity or equityholders), sell, transfer, assign, give, bequeath, devise, donate, exchange, pledge, hypothecate, enter into a derivative contract or similar arrangement with respect to, encumber, distribute or otherwise dispose of, either voluntarily or by operation of law (a “Transfer”), all or any part of the Common Units or any rights or interests therein, whether now owned or hereafter acquired; provided, however, that:

(a) A Member may Transfer all or any portion of his or her Units, together with an equal number of shares of Class B Common Stock, in exchange for an equal number of shares of Class A Common Stock to GreenSky pursuant to the terms of one or more Exchange Agreements,

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(b) an individual Member may Transfer all or any portion of his or her Units without consideration to its (i) Family Group if such Member is treated as the owner of such Units within the meaning of Section 676 of the Code provided that such Transfer complies with the requirements of Section 8.2 or (ii) in the case of an employee exercising options, a limited liability company owned by the employee or the employee and the employee’s spouse,

(c) all or any portion of an individual Member’s Units (which, in the case of Incentive Units, shall only include vested Units) may, on the death of such Member, be Transferred without consideration to its Family Group, provided that such Transfer complies with the requirements of Section 8.2,

(d) Financial Technology Investors, LLC and Founders Technology Investors, LLC may Transfer all or any portion of their Units without consideration to David Zalik or any member of the Family Group of such Person if such Person is treated as the owner of such Units within the meaning of Section 676 of the Code, provided that such Transfer complies with the requirements of Section 8.2,

(e) GS Investment Holdings, LLC may Transfer all or any portion of its Units without consideration to Robert Sheft (in his capacity as an owner or as an individual Member) or any member of the Family Group of such Person if such Person is treated as the owner of such Units within the meaning of Section 676 of the Code, provided that such Transfer complies with the requirements of Section 8.2,

(f) An Institutional Member may Transfer all or any portion of its Units to a partner, shareholder, member or affiliated investment fund of such Member, provided such Transfer complies with requirements Section 8.2.

The Transfers described in Section 8.1(b) through Section 8.1(f), are “Permitted Transfers,” and the transferees in such Permitted Transfers are “Permitted Transferees.” Any transfer in violation of the terms of this Agreement shall be null and void ab initio and without any force or effect. No Member shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any Transfer or attempted Transfer in violation of this covenant shall be null and void ab initio. A Permitted Transferee pursuant to this Section 8.1 may Transfer its, his or her Units pursuant to this Section 8.1 only to the Member who transferred such Units to such Permitted Transferee (the “Transferor Member”) or to a person that would be a Permitted Transferee of such Transferor Member at the time of such subsequent Transfer. Any Unit Transferred by a Member shall remain subject to the same restrictions that were applicable to such Unit while held by such Member. The Company shall not, except for Transfers or issuances made in accordance with the terms and conditions of this Agreement, cause or permit the issuance or Transfer of any Unit to be made on its books.

Each Member that is not an individual agrees and acknowledges that (i) any direct or indirect transfer, issuance, redemption or other similar transaction in which the beneficial ownership of the equity interests in such Member changes shall be deemed a “Transfer” hereunder and shall be subject mutatis mutandis to the restrictions set forth in this ARTICLE VIII, (ii) such Member shall cause such Transfer to be made only in compliance with this

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Agreement as if the interest so transferred were a Unit and (iii) in the event that any direct or indirect beneficial owner of such Member effects any such Transfer of the equity interests of such Member, other than in compliance with the terms of this Agreement (as if the interest so transferred were a Unit), such Member shall be in breach of this Agreement (regardless of whether such Member had the right to prohibit or impede such Transfer or had knowledge of such Transfer). Notwithstanding the foregoing, but without by implication in any way impacting any Permitted Transfers, (x) in no event shall the transfer, issuance or redemption of limited partnership interests in an Institutional Member (or any beneficial owner of an Institutional Member) that is a fund be deemed a “Transfer” hereunder and (y) nothing in this ARTICLE VIII shall restrict any Transfer of equity interests in an Institutional Member or the ultimate parent of an Institutional Member (or in any corporation, trust, limited liability company, general or limited partnership or other entity controlling or under common control with a fund that beneficially owns equity interests of an Institutional Member).

Section 8.2 Conditions Precedent to Transfer.

(a) Any implication in this ARTICLE VIII to the contrary notwithstanding, no Transfer shall be effective unless there shall be furnished to the Manager evidence in form and substance reasonably satisfactory to the Manager (which shall, if requested by the Manager, include an opinion of counsel reasonably satisfactory to the Manager and obtained at the sole expense of the intended transferor) that:

(i) the proposed Transfer is exempt from the registration requirements of the Securities Act of 1933, as from time to time amended, and will not result in a violation of any applicable state blue sky or other securities laws;

(ii) the proposed transferee (A) accepts in writing all the terms and provisions of this Agreement and the purchase agreement applicable to the transferor with respect to the Units being transferred; and (B) has paid all reasonable expenses in connection with its admission as a Member;

(iii) all debts and obligations (if any) of the transferor Member to the Company with respect to the transferred Units (including without limitation any due, but unpaid, Capital Contributions) have been paid;

(iv) the proposed Transfer does not result in a violation of applicable laws;

(v) the proposed Transfer would not cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c));

(vi) the proposed Transfer would not, in the opinion of legal counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

(vii) the proposed Transfer is in compliance with, and does not cause the Company to lose its status as a partnership for purposes of, laws governing federal and state income taxes;

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(viii) the proposed Transfer is not made to any person who lacks the legal right, power or capacity to own Units;

(ix) the proposed Transfer does not cause the Company to become a “publicly traded partnership,” as such term is defined in Code Section 469(k)(2) or Code Section 7704(b);

(x) the proposed Transfer does not cause the Company to become a reporting company under the Exchange Act; and

(xi) the proposed Transfer does not subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Section 8.3 Transfer Guidelines. The Manager shall use reasonable best efforts to be eligible for the 100-partner private placement safe harbor (within the meaning of Regulations Section 1.7704-1(h), and shall have the discretion to establish reasonable transfer guidelines in order to comply with any of the safe harbor provisions of Regulations Section 1.7704-1, as it reasonably determines to be necessary based on the advice of counsel.

Section 8.4 Rights of Assignees. Subject to Section 8.5, an Assignee of a Unit has no right to participate in the management of the business and affairs of the Company or to become a Member. The Assignee is only entitled to receive allocations of Net Profits and Net Losses, and distributions of Distributable Cash and capital attributable to the Unit.

Section 8.5 Admission of Substitute Members. An Assignee of a Unit shall be admitted as a Substitute Member, and admitted to all the rights of the Member who initially assigned the Unit, only upon compliance with the requirements of Section 8.1 and Section 8.2. If so admitted, the Substitute Member shall have all of the rights and powers, and shall be subject to all the restrictions and liabilities, of the Member assigning the Unit. Except as otherwise agreed by the Company, the admission of a Substitute Member shall not release the Member assigning the Unit from any liability to the Company that may have existed prior to such approval.

Section 8.6 Creditors of Members. In no instance shall a creditor of a Member be entitled to rights greater than those of an Assignee set forth in Section 8.5 above.

Section 8.7 Paramount Provision. The parties to this Agreement expressly acknowledge and agree that the restrictions on transfer contained herein (i) are reasonable and necessary for the efficient operation of the Company, and (ii) are not, and shall not be construed as being, an unlawful restraint on alienation of a Common Unit.

ARTICLE IX
DISSOCIATION OF A MEMBER

Section 9.1 Events of Dissociation. A Member shall cease to be a Member (a “Dissociated Member”) upon the occurrence of any of the following events (an “Event of Dissociation”):

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(a) such Member: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudicated a bankrupt or insolvent; (iv) files a petition or answer seeking for such Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in any proceeding of this nature; (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of such Member’s properties;

(b) if, within one hundred twenty (120) days after the commencement of any proceeding against such Member seeking the reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding shall not have been dismissed, or if within ninety (90) days after the appointment without his or her consent or acquiescence of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any stay, the appointment is not vacated;

(c) the attempt by such Member to encumber or otherwise transfer his Units in violation of the terms of this Agreement (including indirect transfers prohibited by Section 8.1);

(d) with respect to any individual Member, the death of such Member or the entry of an order by a court of competent jurisdiction adjudicating such Member incompetent to manage such Member’s property; or

(e) the dissolution, winding-up or liquidation of any Member that is a corporation, partnership or other entity.

Section 9.2 Loss of Management Rights. Upon the occurrence of any Event of Dissociation set forth in Section 9.1 hereof, the Dissociated Member shall become an Assignee and, unless and until such Assignee shall become a Substitute Member in accordance with ARTICLE VIII hereof, shall lose all rights with respect to the management of the Company set forth in this Agreement.

ARTICLE X
DISSOLUTION

Section 10.1 Events of Dissolution. The Company shall be dissolved upon the first to occur of the following events:

(a) unanimous decision of the Manager and Members; or

(b) the disposition by sale, foreclosure, or condemnation of substantially all of the Company’s assets other than cash.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of an event of dissolution described in this Section 10.1 and that no Member shall seek a dissolution of the Company under Section 14-11-603 of the Act.

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Section 10.2 Statement of Assets. Upon a termination of the Company, each of the Members shall be furnished with a statement, certified by the Company, setting forth the assets and liabilities of the Company as of the date of complete dissolution.

Section 10.3 Execution of Documents. The Manager shall have full authority to make, execute, deliver and record any and all documents required or deemed necessary or desirable by it to effect and reflect the termination and dissolution of the Company.

Section 10.4 Winding-up and Distribution of Assets. Upon the occurrence of an event of dissolution described in Section 10.1 hereof, the Company shall cease to carry on its business and the Manager shall wind up the Company’s affairs and dissolve the Company in accordance with the provisions of Section 14-11-605 of the Act and as hereinafter set forth:

(a) Prior to any distribution to the Members, the Manager shall set aside from the assets of the Company sufficient assets to be applied to the payment of creditors other than Members and their Affiliates, in the order of priority provided by law (whether by making immediate payment or the making or reasonable provision for payment thereof).

(b) After the payment required by Section 10.4(a) hereof and after giving effect to all contributions, distributions and allocations for all periods, any remaining assets of the Company shall be distributed in accordance with Section 6.1.

(c) No Member shall receive additional compensation for any services performed pursuant to this ARTICLE X.

Section 10.5 Compliance with Certain Requirements of Regulations; Deficit Capital Accounts. If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Company Years, including the Company Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other third-party for any purpose whatsoever. In the discretion of the Manager, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this ARTICLE X may be:

(a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Manager, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 10.4 hereof; or

(b) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

Section 10.6 Rights of Members. Except as otherwise provided in this Agreement, each Member shall look solely to the property of the Company for the return of its Capital

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Contribution or any loan he has made and shall have no right or power to demand or receive property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return any such loan or a Member’s Capital Contribution, the Members shall have no recourse against the Company or any Member.

Section 10.7 Allocations During Period of Liquidation. During the period commencing on the first day of the Company Year during which an event of dissolution occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 10.4 hereof, the Members shall continue to share Net Profits, Net Losses, gain, loss, and other items of Company income, gain, loss or deduction in the manner provided in ARTICLE V and Exhibit C hereof.

Section 10.8 Character of Liquidating Distribution. All payments made in liquidation of the Units of a Member shall be made in exchange for the Units of such Member in Company property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.

Section 10.9 Form of Liquidating Distributions. For purposes of making distributions required by Section 10.4 hereof, the Manager may determine whether to distribute all or any portion of the Company’s property in-kind or to sell all or any portion of the Company’s property and distribute the proceeds therefrom.

Section 10.10 Cancellation of Certificate. Upon the completion of the winding-up of the Company’s affairs and distribution of the Company’s assets, the Company shall be terminated and the Members shall cause the Company to execute and file a Certificate of Termination in accordance with Section 14-11-609 of the Act.

ARTICLE XI
WAIVER OF PARTITION

The Members agree that irreparable damage and harm shall be done to the goodwill and reputation of the Company and to each of the Members if any Member shall bring an action in court to partition any property of the Company. Accordingly, each Member hereby waives and renounces such Member’s right to seek or maintain a petition for the partition of any property which the Company may, at any time, own or to compel any sale thereof under the laws of any jurisdiction which has jurisdiction with respect to such petition.

ARTICLE XII
EXCULPATION AND INDEMNIFICATION

Section 12.1 Exculpation. The Manager shall owe the same fiduciary duties to the Members as it would with respect to shareholders under the Delaware General Corporation Law were the Company a Delaware corporation. Otherwise, and notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Members or Manager, or any officers, directors, managers, stockholders, members, partners, employees, representatives or agents of any of the foregoing or any Affiliate of the foregoing (collectively, the “Covered Persons”) nor any former Covered Person shall be liable to the

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Company or any other person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided a court of competent jurisdiction shall not have determined that such act or omission constitutes fraud, willful misconduct, bad faith, or gross negligence.

Section 12.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person and each former Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person or former Covered Person shall not be entitled to indemnification under this Section 12.2 with respect to (a) any Claim with respect to which a court of competent jurisdiction has determined that such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence (b) any Claim that arises out of a breach of this Agreement, or (c) any Claim initiated by such Covered Person unless such Claim (or part thereof) (i) was brought to enforce such Covered Person’s rights to indemnification hereunder or (ii) was authorized or consented to by the Manager. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 12.2.

Section 12.3 Effect of Modification; Survival. Any repeal or modification of this ARTICLE XII shall not adversely affect any rights of such Covered Person pursuant to this ARTICLE XII, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification. This ARTICLE XII shall survive any termination of this Agreement.

Section 12.4 Indemnitor of First Resort. The Company hereby acknowledges that certain Covered Persons (the “Specified Covered Persons”) may have rights to indemnification and advancement of expenses provided by a Member or its Affiliates (directly or by insurance retained by such entity) (collectively, the “Member Indemnitors”). The Company hereby agrees and acknowledges that (a) it is the indemnitor of first resort with respect to the Specified Covered Persons, (b) it shall be required to advance the full amount of expenses incurred by the Specified Covered Persons, as required by the terms of this Agreement (or any other agreement between the Company and the Specified Covered Persons), without regard to any rights the Specified Covered Persons may have against the Member Indemnitors and (c) it irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Member Indemnitors on behalf of the Company with respect to any claim for which the Specified

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Covered Persons have sought indemnification from the Company shall affect the foregoing and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Covered Persons against the Company.

Section 12.5 Non-exclusivity of Rights. The rights conferred on any Covered Person by this ARTICLE XII shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote of members or disinterested directors or otherwise.

ARTICLE XIII
TAX ELECTIONS AND RESTRICTIONS

Section 13.1 Section 754 Election. The Company shall have in effect an election under Section 754 of the Code (and corresponding elections under state and local law) for the taxable year of the Company that includes the date hereof and subsequent taxable years in which the Company is treated as a partnership for U.S. federal income tax purposes.

Section 13.2 General Elections and Limitations. The Manager shall be authorized, in its sole discretion, to make all elections required or permitted with respect to Federal or state taxes on Company tax returns; provided, however, no election shall be made by either the Company or the Members to be excluded from the application of the provisions of Subchapter K of Subtitle A of the Code or from any similar provisions of any state tax law.

Section 13.3 Partnership Representative.

(a) Pursuant to the Partnership Audit Provisions, the Manager shall be designated and may, on behalf of the Company, at any time, and without further notice to or consent from any Member, act as the “partnership representative” of the Company (within the meaning given to such term in Section 6223 of the Code) (the “Partnership Representative”) for purposes of the Code. The Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Partnership Representative and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. The Partnership Representative is hereby authorized, and shall have the discretion based upon the advice of counsel, to make all elections under Section 6226 of the Code and the Regulations thereunder. Each Member agrees to cooperate with the Company and the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Company or the Partnership Representative with respect to the conduct of such proceedings, including the making of, and compliance with, any elections with respect thereto. The Partnership Representative shall keep Members reasonably informed regarding any material income tax proceedings, and the Members shall have the right to observe and participate through representatives of their own choosing (at their sole expense) in any such tax proceedings to the extent permitted by applicable law. Nothing herein shall diminish, limit or restrict the rights of any Member under the Partnership Audit Provisions.

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(b) In the event the Company incurs any liability for taxes, interest or penalties:

(i) The Partnership Representative may, or if such amounts are material, shall, cause the Members (including any former Member) to whom such liability relates, as determined by the Partnership Representative, in its sole good faith discretion and after consulting with the Company’s and the affected Member’s tax advisors, to pay, and each such Member hereby agrees to pay, such amount to the Company, and such amount shall not be treated as a Capital Contribution; and

(ii) Any amount not paid by a Member (or former Member) within ten (10) days following the receipt of the request to pay delivered by the Partnership Representative shall be treated for purposes of this Agreement as withholding payment governed by Section 6.3(b) hereof.

(iii) The obligations of each Member (or former Member) under this Section 13.3 and Section 6.3(b) shall survive the transfer or redemption by such Member of its Units and the termination of this Agreement or the dissolution of the Company.

Section 13.4 Tax Treatment of the Company. The Company shall be treated as a partnership for U.S. federal, state, local and non-U.S. tax purposes, to the extent applicable. The Manager and the Members shall take no action (or fail to take any action) that could cause the Company to be treated as other than in accordance with the first sentence of this Section 13.4.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

Section 14.1 Confidentiality.

(a) Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company), including, without limitation, use for personal, commercial or proprietary advantage or profit, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential

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Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b) Nothing contained in Section 14.1(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court, regulatory body or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to the other Member(s); or (vi) to such Member’s Affiliates, representatives or agents who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 14.1 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall (A) other than in the case of routine regulatory examinations, notify the Company and other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Members) and (B) use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available. Notwithstanding anything herein to the contrary, the Investor or any other Member that is an institutional investor and any of their respective Affiliates may make customary disclosures to their limited partners and prospective limited partners in the ordinary course of business, subject to customary confidentiality obligations. It is further expressly acknowledged that nothing in Section 14.1(a), this Section 14.1(b) or otherwise in this Agreement shall limit or otherwise apply to disclosure by a Regulated Holder or any of its representatives to any banking regulatory authority with jurisdiction over the Regulated Holder or any of its Affiliates, and that, for the avoidance of doubt, neither the Regulated Holder nor any of its representatives shall have any obligation to notify the Company of any such examination or communication.

(c) The restrictions of Section 14.1(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iii) becomes available to such Member or any of its Affiliates, representatives or agents on a non-confidential basis from a source other than the Company, the other Members or any of their respective Affiliates, representatives or agents, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(d) The obligations of each Member under this Section 14.1 shall survive for so long as such Member remains a Member, and for three years following the earlier of (i) termination, dissolution, liquidation and winding up of the Company, (ii) the withdrawal of such Member from the Company, and (iii) such Member’s Transfer of its Units.

Section 14.2 Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Members specifically named herein and, as provided in this Agreement, their respective heirs, administrators, executors, transferees, successors and permitted assigns.

Section 14.3 Amendment. This Agreement shall be amended only upon the favorable vote of (a) Members representing a majority of the outstanding Units, and (b) approval of the

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Manager; provided that any amendment to, or restatement of, this Agreement that modifies the Regulatory Voting Restrictions shall require approval of the Members subject to the Regulatory Voting Restrictions.

Section 14.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by nationally recognized overnight carrier or by hand or by messenger or by electronic mail with receipt confirmed, and shall be addressed to the intended recipient party at such party’s address appearing in Exhibit B (or at the address of the Company’s principal office, in the case of notices to the Company), or at such other address as such intended recipient party shall have furnished to the sending party. Each such notice or other communication shall, for all purposes of this Agreement, be treated as effective or having been given when delivered or when delivery is refused.

Section 14.5 Books, Records, Accounting, Tax, Reports and Access.

(a) At all times during the existence of the Company, the Company shall keep, or cause to be kept, true books of account in which shall be entered fully and accurately each transaction of the Company. Such books of account, together with an executed copy of this Agreement (and all amendments thereto), shall, at all times, be maintained at the principal office of the Company and be open to the reasonable inspection and examination by the Voting Members or their duly authorized representatives during normal business hours.

(b) As soon as reasonably practicable after the end of each Company Year, but in no event later than 120 days after the end thereof, there shall be delivered to each Member an annual financial statement showing the financial condition of the Company at the end of such Company Year and the results of its operations for the Company Year then ended.

(c) The Company shall cause income tax returns for the Company to be prepared, at Company expense, and timely filed with the appropriate authorities. Within 60 days after the end of each Company Year and within 15 days of the due date for estimated tax payments, each Member shall be furnished with a statement indicating the amounts of any Net Profits and Net Losses allocated to such Member, and the amount of any distributions made to such Member pursuant to this Agreement. The Company shall pay all required taxes attributable to the Company, if any, including without limitation any sales taxes. The Company shall provide each Member with the necessary apportionment data for all state tax returns.

(d) The Company shall furnish each Member with it Schedule K-1 within 60 days of the end of each Company Year. Each Member shall provide the Company with information relevant to tax status or reporting of the Company as reasonably requested by the Company from time to time.

(e) Notwithstanding anything to the contrary in this Section 14.5, any other provision of this Agreement or the Act, any Member that is, or is an Affiliate of, a financial institution that is a lender or a participant in any of the Company’s loan programs shall not be entitled to inspect or otherwise have access to any performance or other data that identifies loans owned by any other financial institution.

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Section 14.6 Bank Accounts. All funds of the Company shall be deposited in the Company’s name in one or more amounts at such Federally-insured bank, savings and loan or building and loan, or other commercial institutions, as the Manager shall, from time to time, determine. Withdrawals from any such accounts shall be made upon such signature(s) as the Manager shall, from time to time, designate.

Section 14.7 Investment Representation and Indemnity. Each Member, by executing this Agreement or any agreement to be bound by this Agreement, represents to the other Members and to the Company that:

(a) such Member has acquired his or its Unit in the Company with the intent of holding such interest for investment and without the intent of participating, directly or indirectly, in any “sale or distribution” (for securities laws purposes) unless he or it shall first comply with all applicable securities laws;

(b) such Member is a bona fide resident of the state of its mailing address as shown in this Agreement; and

(c) such Member shall indemnify the other Members and the Company from and against any and all loss, damage, liability, claims and expenses incurred, suffered or sustained by any of them in any manner because of the falsity of any representation made in this Section 14.7 including, without limitation, liability which would not have occurred (had such representation been true) for violation of the securities laws of the United States or of any state.

Section 14.8 Governing Law. This Agreement and all matters arising hereunder shall be construed and interpreted according to, and governed by, the laws of the State of Georgia without regard to the principles of conflicts of laws thereof.

Section 14.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 14.10 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, or relating in any manner to, this Agreement (whether based on contract, tort or any other theory) must be brought against any of the parties in Fulton County, Georgia, or in the United States District Court for the Northern District of Georgia, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue

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laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 14.11 Counsel. The parties acknowledge that the Company was represented by legal counsel at all times during the preparation of this Agreement. The Company’s legal counsel has advised each Member that a conflict may exist between the interests of such Member and those of the Company or the other Members. The Company’s legal counsel has further advised each Member to seek the advice of independent counsel before entering into this Agreement. Each Member has had all information necessary to make an informed decision with regard to this Agreement and the opportunity to consult with independent counsel before entering into this Agreement and, with the Company, waives all claims against the Company’s legal counsel regarding any possible conflict of interest with regard to this Agreement or its preparation. The parties also acknowledge that the Company’s legal counsel may currently represent, or may have represented, one or more of the Members or its Affiliates in other matters; and the parties hereby waive any actual or potential conflict of interest arising out of that representation, and consent to the representation of the Company in this matter and to the continued representation of the parties in other matters.

Section 14.12 Limited Liability Company. The parties to this Agreement agree to form a limited liability company and do not intend to form a partnership under the laws of the State of Georgia or any other laws; provided, however, that, as set forth in Section 13.4, to the extent permitted by law, the Company will be treated as a partnership for U.S. Federal, state, local and non-U.S. tax purposes, to the extent applicable.

Section 14.13 Construction. In the event any provision of this Agreement shall be found to be void by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void provision had not been included herein unless such void provision or clause shall be so significant as to materially affect the Members’ expectations regarding this Agreement. Otherwise, the Members agree to replace any void provision with a valid provision which most closely approximates the intent and economic effect of the void provision.

Section 14.14 Interpretation. The parties hereto acknowledge and agree that (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

Section 14.15 Entire Agreement. This Agreement, together with all exhibits and schedules hereto and all other agreements referenced herein and therein, including, for the avoidance of doubt, the Exchange Agreement and the Tax Receivable Agreement, contains the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior contracts, agreements, discussions and understandings between them. No course of prior dealings between the parties shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this

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Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection.

Section 14.16 Headings. All headings in this Agreement are for convenience only, are not a part of this Agreement and shall not be used as an aid in the construction of any provision hereof.

Section 14.17 Number and Gender. As used herein, the singular and plural each includes the other, the masculine, feminine and neuter each include the others, and this Agreement shall be read accordingly when required by the facts.

Section 14.18 Waiver. A waiver of any default or breach hereunder by any party hereto shall not constitute a waiver by such party of any other default or breach, or a subsequent waiver by such party of the same default or breach. Further, to be effective, any waiver shall be in writing and shall be signed by the party granting such waiver; provided that any waiver of any rights under this Agreement shall be treated as an amendment to such rights with respect to the matter that is subject of the waiver, and approval of such waiver shall be provided in accordance with Section 14.3.

Section 14.19 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of the counterparts together shall constitute one and the same instrument.

Section 14.20 Remedies; Prevailing Party. Any Person having any rights under any provision of this Agreement will be entitled to enforce its rights under this Agreement to recover damages and costs (including attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. In the event of any litigation arising from any claim, controversy, dispute or cause of action based upon, arising out of or relating to this agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred including court costs, attorneys’ fees, and all other related expenses incurred in such claim, controversy, dispute or cause of action.

(Signatures appear on the following pages)

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IN WITNESS WHEREOF, the undersigned have executed this Operating Agreement as of the date first written above.

COMPANY

GreenSky Holdings, LLC

By:	/s/ David Zalik
Chief Executive Officer

(Signature Page to Operating Agreement)

IN WITNESS WHEREOF, the undersigned have executed this Operating Agreement as of the date first written above.

COMPANY

GreenSky, Inc.

By:	/s/ David Zalik
Chief Executive Officer

(Signature Page to Operating Agreement)

EXHIBIT A

DEFINITIONS

The terms listed below have the meanings given to them in the referenced sections:

Term	Section
Agreement	Preamble
Adjustment Liability	6.3(b)
Adjustment Liability Shortfall	6.3(b)
Business	1.4
Cause	3.4
Claims	12.2
Confidential Information	Section 14.1
Company	Preamble
Covered Persons	12.1
Dissociated Member	9.1
Event of Dissociation	9.1
Exempted Person	3.1
GreenSky	Background
Member Indemnitors	12.4
Partnership Representative	13.3(a)
Permitted Members	5.1
Permitted Transfers	8.1
Permitted Transferees	8.1
Regulatory Voting Restriction	2.5
Related Person	3.1(b)
Restricted Member	5.1
Specified Covered Persons	12.4
Transfer	8.1
Transferor Member	8.1
Vesting Date	7.3

As used in this Agreement, each of the following terms shall have the specific definition indicated:

“Act” means the Georgia Limited Liability Company Act, as from time to time amended, or any provisions from time to time in effect and corresponding thereto.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in a Member’s Capital Account at the end of the relevant taxable period after giving effect to the following adjustments:

(i)	The crediting to such Capital Account of any amount which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulations Sections 1.704¬2(g)(1) and 1.704-2(i)(5); and

(ii)	debiting thereto the items described in Regulations Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1 (b)(2)(ii)(d)(6).

The foregoing is intended to comply with the provisions of Regulations Section 1.704- 1(b)(2)(ii)(d), and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any individual, corporation, partnership, limited liability company, trust or other entity (collectively referred to as a “person”), any of the following:

(i)	any person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person;

(ii)	any person owning or controlling ten percent (10%) or more of the outstanding voting securities or beneficial interest of another person;

(iii)	any person who is an officer, director, general partner or trustee of such person, or anyone acting in a substantially similar capacity to such person;

(iv)	any person who is an officer, director, general partner, trustee or holder of ten percent (10%) or more of the voting securities or beneficial interest of any of the foregoing; and

(v)	with respect to Ithan Creek Investors USB, LLC, any mutual funds or similar pooled vehicles or accounts that are controlled by, under common control with, managed or advised by the same management company or registered investment advisor (or an affiliate of such management company or registered investment advisor) as Ithan Creek Investors USB, LLC;

but shall not be deemed to include (a) any person providing legal, accounting or other professional services to the Company, its Members or their Affiliates merely by reason of the provision of such services or (b) any portfolio company of the Investor or its Affiliates.

For avoidance of doubt, with respect to an Institutional Member, an Affiliate shall also include any Affiliated Fund.

“Affiliated Fund” means each corporation, trust, limited liability company, general or limited partnership or other entity controlling or under common control with the relevant Institutional Member.

“Assignee” means a transferee of a Unit who shall not have been admitted as a Substituted Member.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

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(i)	To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 1 or Section 2 of Exhibit C hereof, and (C) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704- 1(b)(2) (iv)(d) (2);

(ii)	To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 1 or Section 2 of Exhibit C hereof, and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company;

(iii)	In the event Units are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Units; and

(iv)	In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members), the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any person pursuant to ARTICLE X hereof upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

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“Capital Contribution” means, with respect to any Member, the amount of money and the fair market value of assets (when contributed) as reasonably determined by the Manager, in each case, contributed to the Company with respect to such Member’s Units, including initial and additional contributions.

“Class A Common Stock” means the Class A Common Stock, par value $.01, of GreenSky.

“Class B Common Stock” means the Class B Common Stock, par value $.01, of GreenSky.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the Units designated as Common Units under this Agreement.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-(2)(d).

“Company Percentage” of a Member on a pertinent date means the ratio (expressed as a percentage) of the number of Common Units held by such Member to the aggregate Common Units held by all Members.

“Company Year” means the accounting period of the Company.

“Contributed Property” means property contributed by a Member to the Company, the income tax basis of which to the Company is determined, in whole or in part, by reference to the income tax basis of such property (or of any property exchanged for such property) in the hands of such Member.

“Depreciation” means, for each Company Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Company Year for Federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such Company Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Company Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for Federal income tax purposes of an asset at the beginning of such Company Year is zero ($0), Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

“Distributable Cash” means the excess, if any, of

(i)	the Company’s aggregate cash receipts (other than Capital Contributions) over

(ii)	the aggregate of the Company’s expenditures from such cash receipts (including, but not limited to, debt service and debt reduction with respect to any loans made by Members to the Company) and such amounts as the
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Manager determines are reasonable to retain from such cash receipts for Company purposes;

provided, however, that retained amounts shall become Distributable Cash when the Manager determines that their retention is no longer necessary; provided, further, however, that Distributable Cash shall not be reduced by depreciation, amortization, cost recovery deductions and other similar non-cash expenses.

“Economic Risk of Loss” means the economic risk of loss that a Member or a Related Person bears for a Company liability as determined under Regulations Section 1.752-2.

“Effective Date” means May 23, 2018.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement(s) among the Company, GreenSky and the other Persons named therein providing generally for the exchange of Common Units, together with shares of Class B Common Stock, for Class A Common Stock.

“Family Group” means, with respect to a Person who is an individual, (i) such Person’s spouse and direct descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), and (ii) any trust, the trustee of which is such Person and which at all times is and remains solely for the benefit of such Person and/or such Person’s relatives.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Gross Asset Value” shall mean, with respect to any asset, the adjusted basis of the asset for federal income tax purposes, except as follows:

(a) with the exception of contributions in the form of cash, the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Manager;

(b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values as reasonably determined by the Manager, immediately prior to the following times: (i) the acquisition of additional Units or other interests in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for Units or other interests in the Company; (iii) the grant of Units in the Company (other than a de minimis number of Units) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member (including the grant of Incentive Units); and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to subsections (i), (ii) and (iii) of this subclause (b) shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Members in the Company;

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(c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution as reasonably determined by the Manager; and

(d) the Gross Asset Values of the Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subclause (vii) of the definition of “Net Profits and Net Losses;” provided, however, that such Gross Asset Values shall not be adjusted pursuant to this subclause (d) to the extent that the Manager determines that an adjustment pursuant to subclause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subclause (d).

“Incentive Plan” shall mean the Equity Incentive Plan of the Company or any successor plan of the Company.

“Incentive Unit Agreement” shall mean an agreement between a Member and the Company evidencing an award of Incentive Units.

“Incentive Units” shall mean the membership interests including, without limitation, Profits Interests (and options to purchase membership interests) in the Company issued to certain of the Company’s Manager, executives and other service providers and designated as such upon issuance, having the powers, preferences, rights, qualifications, limitations and restrictions set forth herein, in the Incentive Plan and the applicable Incentive Unit Agreements.

“Institutional Member” means a bank, bank holding company, or investment fund, or a subsidiaries thereof.

“IPO” means the initial public offering of shares of Class A Common Stock by GreenSky.

“LLC Employee” means an employee of, or other service provider to, the Company or any Subsidiary, in each case acting in such capacity.

“Manager” means the person or persons designated or elected as such pursuant to ARTICLE III of the Agreement, and initially shall mean GreenSky in such capacity.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq Global Select Market or, if the Class A Common Stock is not listed or admitted to trading on the Nasdaq Global Select Market, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted,

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the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by Board of Directors of GreenSky or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Board of Directors of GreenSky.

“Member(s)” means, individually, each of the signatories to this Agreement other than the Company and, collectively, all of the Members, and includes any party or parties substituted for any of them pursuant to ARTICLE VIII hereof.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations 1.704-2(i)(1) and 1.704-(2)(i)(2).

“Net Precontribution Gain” means the net gain (if any) that would have been recognized by the distributee Member under Section 704(c)(1)(B) of the Code if all property that (i) had been contributed to the Company within seven (7) years of the distribution and (ii) is held by the Company immediately before the distribution had been distributed by the Company to another Member. If any portion of the property distributed consists of property that had been contributed by the distributee Member to the Company, then such property shall not be taken into account in determining Net Precontribution Gain. If the property distributed consists of an interest in an entity, the preceding sentence shall not apply to the extent that the value of such interest is attributable to the property contributed to such entity after such interest had been contributed to the Company.

“Net Profits and Net Losses” means, for a Company Year, an amount equal to the Company’s taxable income or loss for such period determined in accordance with Code Section 703(a), adjusted as follows:

(i)	There shall be included all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1);

(ii)	any income of the Company exempt from Federal income tax shall be added;
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(iii)	any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), shall be subtracted;

(iv)	in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (a) or (b) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits and Net Losses;

(v)	gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(vi)	in lieu of the depreciation, amortization and other cost recovery deductions calculated pursuant to Code Section 703(a), there shall, be taken into account Depreciation for such Company Year, computed in accordance with the definition of Depreciation;

(vii)	to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits and Net Losses; and

(viii)	any item of Company income, gain, loss or deduction which shall be specially allocated pursuant to Sections 1 and 2 of Exhibit C hereto shall not be included in Net Profits and Net Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Exhibit C, Sections 1 and 2 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (ii) through (vii) above.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

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“Partnership Audit Provisions” means the Bipartisan Budget Act of 2015 and Sections 6221-6231 of the Code (and the Regulations promulgated thereunder), as amended thereunder.

“Person” or “person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Profits Interest” means an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing IRS Revenue Procedures.

“Regulated Holder” means a bank or bank holding companies, together with its subsidiaries.

“Regulations” means the Federal income tax regulations promulgated under the Code; including temporary Regulations, as amended.

“Regulatory Allocations” has the meaning ascribed to it in Section 2 of Exhibit C hereto.

“Reorganization” means the transactions described in the Reorganization Agreement among the Company, GreenSky, and the other parties thereto dated as of May 23, 2018.

“Related Person” means a person having a relationship to a Member described in Regulations Section 1.752-4(b).

“Subsidiary” means any corporation, partnership, joint venture or other entity of which the Company owns, directly or indirectly, more than 20% of the outstanding voting securities or equity interests.

“Substitute Member” means an Assignee who shall have been admitted to all of the rights of membership pursuant to this Agreement (other than as set forth in Section 8.5). As a Substitute Member, an Assignee shall succeed to the Capital Account of the transferor Member and all the terms and conditions of this Agreement (other than as set forth in Section 8.5) shall inure to the benefit of, and be binding upon, such Substitute Member, his estate, his personal representatives, his heirs and legatees, and his successors in interest.

“Tax Rate” means the greater of (i) 45% or (ii) a rate equal to the highest effective marginal combined federal, state and local income tax rate for a Company Year applicable to Parent for such Company Year, taking into account the character of the relevant tax items (e.g., ordinary or capital) as reasonably determined by the Manager, which, with respect to each of clauses (i) and (ii), in no event shall exceed the highest effective marginal combined federal, state and local income tax rate for a Company Year applicable to any individual or corporation that is a resident of New York State and New York City.

“Tax Receivable Agreement” means the Tax Receivable Agreement among the Company, GreenSky and the other Persons named therein providing generally GreenSky will

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agree to pay those other Persons 85% of certain cash tax savings, if any, in United States federal, state and local taxes that GreenSky realizes or is deemed to realize in connection with the Reorganization transactions, the offering-related transactions and any future exchanges of Units for Class A Common Stock pursuant to the Exchange Agreement.

“Unit” means a portion of the interest of a Member in the Company, including any and all benefits to which such Member may be entitled to under the Act and in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

“Value” means (a) for any stock option, the Market Price for the trading day immediately preceding the date of exercise of a stock option under such stock option; and (b) for any equity security other than a stock option, the Market Price for the trading day immediately preceding the Vesting Date.

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EXHIBIT C

ALLOCATIONS

1. (a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 1 to the contrary, if there shall be a net decrease in Company Minimum Gain for a Company Year, each Member shall be specially allocated items of Company income and gain for such Company Year (and, if necessary, subsequent Company Years) equal to each such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). If a minimum gain chargeback shall exceed the Company’s income and gain for the Company Year, such excess shall be treated as a minimum gain chargeback requirement in each succeeding Company Year until fully charged back. This Section is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.7042(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 1 to the contrary, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company Year, each Member who has a share of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Company Year (and, if necessary, subsequent Company Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704- 2(j)(2). This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member shall unexpectedly receive any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), there shall subsequently be specially allocated to such Member items of income and gain so as to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 1(c) shall be made only if, and to the extent, such Member would have an Adjusted Capital Account Deficit after all allocations provided for in this Exhibit C, other than those required by this Section 1(c), have been made.

(d) Gross Income Allocation. In the event any Member shall have Adjusted Capital Account Deficit at the end of any Company Year, there shall be specially allocated to each such

Member subsequent items of income or gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 1(d) shall be made only if, and to the extent, such Member would have a negative Capital Account balance after all other allocations provided for in this Exhibit C, other than those required by Section 1(c) hereof and this Section 1(d), have been made.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Company Year or other period shall be allocated among the Members, pro rata, based on their respective share of Net Profits and Net Losses under Section 5.1.

(f) Member Loan Nonrecourse Deductions. Any Nonrecourse Deductions for any Company Year or other period pertaining to any nonrecourse loan made by a Member to the Company shall be allocated to the Member who bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1). If more than one Member bears the economic risk of loss, such deduction shall be allocated between or among such Members in accordance with the ratios in which such Members share such economic risk of loss.

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743 (b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704- 1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Units in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Units in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

2. Curative Allocations. The allocations set forth in Sections 1 and 5 of this Exhibit D (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Section 1.704. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 2. Therefore, notwithstanding any other provision of this Exhibit C (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.1 of the Agreement.

3. Allocations Upon Transfer. Any implication in this Agreement to the contrary notwithstanding, if any Unit shall be transferred during any Company Year, the Net Profits and Net Losses allocable with respect to such Unit for such Company Year shall be allocated between the transferor and the transferee on the basis of the number of days in such Company

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Year each party was, according to the books and records of the Company, the owner of record of the Unit transferred, unless the transferor and transferee agree to use the closing of the books method, and agree to pay the costs of the Company in effectuating such closing of the books. Anything in this Section 4 notwithstanding, however, items described in Code Section 706(d)(2)(B) must be allocated pursuant to Code Section 706(d)(2).

4. Tax Treatment of Certain Distributions. To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Manager shall endeavor not to treat distributions of Distributable Cash as having been made from the proceeds of a Nonrecourse Liability or Member Nonrecourse Debt.

5. Section 737 Gain. In the case of any distribution by the Company to a Member, such Member shall be treated as recognizing gain in an amount equal to the lesser of:

(a) the excess (if any) of (i) the fair market value of the property (other than money) received in the distribution, over (ii) the adjusted basis of such Member’s interest in the Company immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution, or

(b) the Net Precontribution Gain of the Member.

Allocations pursuant to this Section 7 are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

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